Exhibit 10.15

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of August 18, 2008 (the “Effective Date”) by and between Peplin, Inc. (the “Company”) and Eugene Bauer, MD (“Executive”).

WHEREAS, Executive and the Company desire to enter into an employment relationship;

WHEREAS, the Company and Executive (the “Parties”) wish to specify in writing the terms under which Executive is employed.

THEREFORE, the Parties agree as follows:

1.	EMPLOYMENT PERIOD

1.1      Employment Period. This Agreement shall commence on the Effective Date and shall continue on an at-will basis on the terms and conditions set forth below until Executive’s employment is terminated as provided in Section 5. The period during which Executive’s employment continues in effect shall be referred to as the “Employment Period.”

2.	DUTIES AND RESPONSIBILITIES

2.1      Position and Duties. Executive shall serve as the President and Chief Medical Officer of the Company, and shall report directly to the Company’s Chief Executive Officer (the “CEO”). The termination of employment pursuant to this Agreement shall not affect Executive’s service as a member of the Board of Directors of the Company (the “Board”). Executive shall have such authority, duties and responsibilities as ordinarily assigned to an employee holding such position, including without limitation, principal accountability for all medical activities of the Company. Executive shall also have such additional authority, duties and responsibilities as assigned to Executive by the Company from time to time with Executive’s consent. Executive shall comply with all proper and reasonable directives and instructions of the CEO, the Board and/or any committee of the Board.

2.2      Devotion of Time and Effort. Executive shall use Executive’s good faith best efforts and judgment in performing Executive’s duties as required hereunder and shall act in the best interests of the Company. Executive shall devote substantially all of Executive’s business time, attention and energies to the business of the Company, except as otherwise permitted in accordance with Sections 2.3 and 4.1.

2.3      Other Activities. Executive may engage in other activities for Executive’s own account while employed hereunder, including without limitation, charitable, community and other business activities, provided that such other activities do not materially interfere with the performance of Executive’s duties hereunder, and do not violate Section 4. With regard to any activities other than charitable or community activities, Executive shall notify the Board of all such activities and shall not begin such activities until Executive receives written approval from the Board, which shall not be unreasonably withheld or unduly delayed. The outside activities listed on Exhibit B hereto shall be deemed approved. This Section 2.3 shall not apply to passive ownership by Executive of securities representing either:

(a) less than one percent (1%) of the securities of a publicly traded entity at the time of Executive’s investment; or

(b) less than $500,000 and less than five percent (5%) of the securities of any entity that is not a publicly traded.

3.	COMPENSATION

3.1      Base Compensation.

Executive shall be paid a salary at the annual rate of $290,000 (the “Base Compensation”) during the Employment Period. The Base Compensation shall be paid at periodic intervals in accordance with the Company’s payroll practices for salaried employees. The Base Compensation shall be reviewed at least annually, and may be increased, but may be decreased only in the event of a decrease of base compensation of all officers of the Company, and then by no greater percentage than the percentage decrease to the base compensation of all such officers. In the event that the Base Compensation is increased or decreased according to this Section 3.1, the new compensation shall be the Base Compensation for purposes of this Agreement thereafter.

3.2      Bonus Compensation.

For each calendar year during the Employment Period, Executive shall be eligible to receive a cash bonus (the “Performance Bonus”). For 2008, Executive shall receive a Performance Bonus of $40,000. For each calendar year during the Employment Period after 2008, Executive shall be eligible for a Performance Bonus with a target award of thirty (30%) of Executive’s Base Compensation paid the year for which the Performance Bonus is paid. The actual amount of the Performance Bonus awarded for 2009 and thereafter shall be determined by the Compensation Committee (the “Committee”) of the Board based on Executive’s achievement of certain individual performance goals and the Company’s achievement of certain operating, financial or other corporate goals established by the Committee. The Performance Bonus shall be paid no later than March 15 of the year following the year for which the Performance Bonus was awarded. Executive must be employed by the Company through the end of the year for which the Performance Bonus is awarded and through the payment date.

3.3      Stock Option Grant.

Subject to the approval of the shareholders of the Company, the Company shall grant Executive a stock option (the “Stock Option”) under the Peplin, Inc. 2007 Incentive Award Plan (the “2007 Plan”), or subject to substantially the same terms as provided in the 2007 Plan, to purchase one hundred thousand (100,000) shares of the Company’s common stock at a per share exercise price equal to the Fair Market Value (as defined in the 2007 Plan) of the Company’s common stock on the grant date. The Stock Option shall be granted on or before October 30, 2008 and shall vest and become exercisable as follows: twenty-five thousand (25,000) shares shall vest and become exercisable on the first anniversary of the Effective Date, and the remaining seventy-five thousand (75,000) shares shall vest and become exercisable in thirty-six equal installments at the end of each month beginning with the thirteenth (13th) and ending with the through forty-eighth (48th ) month following the effective date, except as otherwise provided in Section 5.10 and the terms and conditions of the 2007 Plan and the applicable award agreement.

3.4      Benefits. During the Employment Period, Executive shall be entitled to participate in all pension, 401(k) and other employee benefit plans, including without limitation, medical, dental, vision, disability and life insurance plans, in accordance with the terms of such plans or policies as they may be in effect from time to time, on the same basis as other executive-level employees of the Company.

3.4      Vacation. Executive shall be entitled to twenty (20) days of paid vacation annually during the Employment Period. Executive’s vacation pay shall not be subject to the Company’s policies applicable to non-executive employees concerning accrual, use and scheduling of vacation, as such policies may be in effect from time to time. Executive’s vacation pay shall vest in equal increments each pay period during each year, and Executive shall cease accruing additional vacation pay during any period in which his balance of accrued, unused vacation pay is thirty (30) days. Executive must make reasonable efforts to be accessible to the Company during periods of vacation.

3.5      Business Expenses. Executive shall be entitled to reimbursement of reasonable business expenses actually incurred by Executive in accordance with Company policies, as they may be in effect from time to time. With respect to airline tickets, the Company shall reimburse executive for economy class airfare for domestic trips less than four (4) hours in scheduled duration, and for business class airfare (or first class airfare if business class is not available) for domestic trips of four (4) hours or greater in scheduled duration and all international trips. All expense reimbursements shall be made not later than thirty (30) days after submission of a request for reimbursement by Executive with appropriate supporting evidence of the expense.

4.	RESTRICTIVE COVENANTS

4.1      Exclusive Service. During the Employment Period, Executive shall devote substantially all of Executive’s business time, attention and energies to the business of the Company, except as otherwise permitted in accordance with Section 2.3 and this Section 4.1. During the Employment Period, Executive shall not directly or indirectly provide services to or through any person or entity, except the Company, unless otherwise authorized by the Board in writing. However, Executive may continue to serve during the Employment Period as a consultant and/or non-employee member of the board of directors of the companies for which Executive serves on the effective date of this Agreement, which companies and the scope of such outside activities are listed on Exhibit B hereto, and may join the board of directors of other companies in the future with the Board’s prior written consent. Executive shall have the right to perform such incidental services as are necessary in connection with (i) Executive’s private investments, but only if Executive is not obligated or required to (and shall not in fact) devote any significant managerial efforts, and (ii) Executive’s charitable or community activities, or participation in trade or professional organizations, but only if such incidental services do not materially interfere with the performance of Executive’s services, or violate Section 4.4.

4.2      Confidential Information. During the Employment Period, Executive will have access to and become acquainted with various information relating to the Company’s business operations, including customer and supply lists, customer files, marketing data, business plans, strategies, employee lists, contracts, financial records and accounts, products in development, product plans, projections and budgets, and similar information. Executive agrees that to the extent such information is not generally known to or available to the public and/or the industry, and gives the Company an advantage over competitors who do not know of or use such information, such information and documents constitute “Confidential Information” of the Company. Confidential Information shall not include information which is generally known to the public or in the industry or which becomes known other than through a breach of this Agreement by the Executive. Executive further agrees that any documents relating to the business of the Company, whether they are prepared by Executive or come into Executive’s possession in any other way, are owned by the Company, shall remain the exclusive property of the Company, and must be returned to the Company upon termination of employment. Executive shall not use any Confidential Information of the Company, directly or indirectly, for Executive’s own benefit, or the benefit of any person or entity other than the Company, nor shall Executive disclose Confidential Information to any person or entity other than the Company and its employees or other persons authorized by the Company to receive the information, either during the Employment Period or at any time thereafter, except as may be appropriate for Executive to perform Executive’s duties as an employee, officer and/or director, directly or indirectly, of the Company. In the event Executive violates this Section 4.2, and such violation is not remedied (if remediable) within thirty (30) days after delivery to Executive by the Company of a written notice specifically identifying the violation that the Company believes has occurred, then during any period in which Executive is receiving payments or benefits under this Agreement, in addition to any other remedies the Company may have, the Company may terminate Executive’s compensation and benefits.

4.3      Non-Solicitation

(a)      Non-Solicitation of Employees. Executive agrees that during the Executive’s Employment Period and for a period of eighteen (18) months thereafter, Executive shall not, directly or indirectly, through any other individual or entity, solicit any employee of the Company, to cease his or her employment with the Company, and Executive will not approach any such employee for any such purpose or knowingly authorize the taking of any such action by any other individual or entity.

(b)      Non Solicitation of Customers. Executive agrees that during the Employment Period and thereafter, Executive shall not, without the prior written approval of the Company, directly or indirectly, through or on behalf or any other individual or entity, use any information that constitutes a “trade secret” within the meaning of the Uniform Trade Secrets Act (“UTSA”) to solicit, entice or induce any business from any of the Company’s customers (including actively sought prospective customers) or suppliers/vendors.

4.4      Non-Competition. Executive acknowledges that the Company does business throughout the world. During the Employment Period, Executive shall not, directly or indirectly, serve as an employee, consultant, officer, director, lender, investor, shareholder, partner, manager or member of any person or entity, or own or act as a sole proprietor of a business that engages in the Business, as defined below, or similar business (a “Competitor”), during that period in any County of the State of California, any states in the United States of America, any country in Europe, Asia, Australia or South America, other than the Company or its affiliates, or as approved in advance in writing by the CEO of the Company or the Board. For purposes of this Section 4.4, the “Business” shall refer to the pharmaceutical industry, and such other businesses as the Company may expand into, or have plans to expand into, while Executive is employed by the Company, its parents, subsidiaries or affiliates. Notwithstanding the foregoing, such restriction shall not apply to any activity identified on Exhibit B or any passive ownership by Executive of securities representing either:

(a)      less than one percent (1%) of the securities of a publicly traded entity at the time of Executive’s investment; or

(b)      less than $500,000 and less than five percent (5%) of the securities of any entity that is not a publicly traded.

4.5      Non-Disparagement. The Executive agrees not to disparage the Company, any of its products or practices, or any of its directors, officers, agents, representatives, stockholders or affiliates, either orally or in writing, at any time. This provision shall not prohibit Executive from making any statement or taking any action required by applicable law, nor shall it prohibit Executive from making critical comments concerning the Company, any of its products or practices, or any of its directors, officers, agents, representatives, stockholders or affiliates to the Company, any of its products or practices, or any of its directors, officers, agents, representatives, stockholders or affiliates in the course of performing his duties as Chief Medical Officer and as a Member of the Board of Directors consistent with his fiduciary obligations.

4.6      Injunctive Relief. The Executive recognizes and acknowledges that a breach of the covenants contained in Section 4 will cause irreparable damage to Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Executive agrees that in the event of a breach of any of the covenants contained in Section 4, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief.

5.	TERMINATION OF EMPLOYMENT

5.1      In General. The Executive’s employment hereunder may be terminated by the Company or the Executive, as applicable, without any breach of this Agreement only as described below in Sections 5.2-5.7.

5.2      Death. Executive’s employment shall terminate on the date of Executive’s death.

5.3      Disability. Unless prohibited by law, the Company may terminate Executive’s employment if Executive becomes Disabled, as defined below, at any time upon a vote in favor or termination because Executive is Disabled by a majority of the members of the Board of Directors and written notice to Executive specifying a date of termination not less than thirty (30) days nor more than forty-five (45) days following the date of the written notice. For purposes of this Section 5.3, the term “Disabled” shall mean a physical or mental incapacity as a result of which Executive becomes unable to continue to perform the essential functions of Executive’s job with or without accommodation hereunder for six (6) consecutive calendar months or for shorter periods aggregating one hundred twenty-five (125) business days in any twelve (12) month period.

5.4      By the Company For Cause. The Company may terminate Executive’s employment for Cause, as defined below in this Section 5.4, at any time upon a vote in favor or termination for Cause by a majority of the members of the Board of Directors and written notice to Executive specifying a date of termination not less than thirty (30) days nor more than forty-five (45) days following the date of the written notice. Such notice shall specify the subpart(s) of this Section 5 and the facts relied upon by the Board to determine that Cause exists. The Company may relieve Executive of some or all of Executive’s duties between the date notice is given and the date of termination, and such action shall not constitute Good Reason for Executive to terminate Executive’s employment under Section 5.6.

For purposes of this Agreement, “Cause” shall mean the Board’s reasonable determination that one or more of the following conditions exist:

 (a)      Executive has been convicted of or pled guilty or no contest to any felony;

 (b)      Executive has committed one or more acts of theft, embezzlement or misappropriation against the Company; or

 (c)      Executive has materially breached Executive’s obligations under this Agreement, including without limitation, Section 4, which breach was not remedied, if remediable, within thirty (30) days after delivery to Executive by the Company of a written notice specifically identifying the breach that the Company believes has occurred.

5.5      By the Company Without Cause. The Company may terminate Executive’s employment without Cause, as defined in Section 5.4, at any time upon a vote in favor of termination without Cause by a majority of the members of the Board of Directors and written notice to Executive specifying a date of termination not less than thirty (30) days nor more than forty-five (45) days following the date of the written notice. The Company may relieve Executive of some or all of Executive’s duties between the date notice is given and the date of termination, and such action shall not constitute Good Reason for Executive to terminate Executive’s employment under Section 5.6.

5.6      By Executive For Good Reason. Executive may terminate Executive’s employment for Good Reason, as defined below in this Section 5.6, at any time upon written notice to the Company specifying a date of termination not less than thirty (30) days nor more than forty-five (45) days following the date of the written notice. Such notice shall specify the subpart(s) of this Section 5.6 and the facts relied upon by Executive to determine that Good Reason exists. If the Company cures the breach or violation cited in the notice prior to the date of termination specified in the notice, the Executive may not terminate Executive’s employment for Good Reason. Between the date notice is given and the date of termination, Executive shall not be employed by any other person or entity, and shall continue to perform Executive’s duties for the Company to the extent Executive is requested by the Company to do so. The Company may relieve Executive of some or all of Executive’s duties between the date notice is given and the date of termination, and such action shall not constitute Good Reason for Executive to terminate Executive’s employment under Section 5.6.

For purposes of this Agreement, “Good Reason” shall mean:

 (a)      the Company’s material breach of the compensation and benefit obligations set forth in Section 3 hereunder;

 (b)      a material, substantial, and permanent reduction in Executive’s duties, responsibilities or authority at the Company without Executive’s prior written consent;

 (c)      a material breach of this Agreement by removing Executive from the position of President and Chief Medical Officer without Executive’s prior written consent; or

 (d)      a material change in the geographic location at which Executive must perform services.

Executive shall be deemed to have waived Executive’s right to terminate for Good Reason with respect to any such breach or action if Executive does not notify the Company in writing of such breach or action within thirty (30) days of the event that gives rise to such breach or action.

5.7      By Executive Without Good Reason. Executive may terminate Executive’s employment without Good Reason, as defined in Section 5.6 upon written notice to the Company specifying a date of termination not less than thirty (30) days nor more than forty-five (45) days following the date of the written notice. Between the date notice is given and the date of termination, Executive shall not be employed by any other person or entity, and shall continue to perform Executive’s duties for the Company to the extent Executive is requested by the Company to do so.

5.8      Return of Property. Upon termination of Executive’s employment, Executive shall return to the Company any and all Company property, materials, or equipment in Executive’s possession.

5.9      Severance

 (a) Termination by Company Without Cause on or before February 28, 2009, for Cause or by Executive without Good Reason. In the event that Executive’s employment terminates pursuant to Section 5.5 (Without Cause) on or before February 28, 2009, or terminates pursuant to Section 5.4 (For Cause) or Section 5.7 (Without Good Reason) at any time: (i) Executive, if requested and able to do so, shall continue to render services to the Company pursuant to this Agreement until the Effective Date of Termination, as defined in this Section 5.9; (ii) Executive shall continue to receive Executive’s Base Compensation and benefits as otherwise provided under this Agreement through the Effective Date of Termination; and (iii) after the Effective Date of Termination, Executive shall have no further right to receive compensation, benefits or other consideration from the Company, and Executive shall not be entitled to any severance payments or benefits, except as set forth in the final two paragraphs of this Section 5.9 or as required by applicable law or the Company’s pension or welfare benefit plans. The “Effective Date of Termination” shall be the date specified in the written notice of termination for a termination under Sections 5.4, 5.5, 5.6, or 5.7.

(b)      Termination by Company without Cause After February 28, 2009 or by Executive for Good Reason. In the event that Executive is terminated pursuant to Section 5.5 (Without Cause) after February 28, 2009 or pursuant to Section 5.6 (For Good Reason) at any time: (i) Executive, if requested and able to do so, shall continue to render services to the Company pursuant to this Agreement until the Effective Date of Termination; (ii) Executive shall continue to receive Executive’s Base Compensation and benefits as provided in this Agreement through the Effective Date of Termination; and (iii) Executive shall be entitled to severance pay and benefits as set forth in subparagraphs (i) through (ii) (the “Severance Benefits”) below provided that not later than sixty (60) days following Executive’s “separation from service”, within the meaning of Section 409A(a)(2)(A)(i) of the Code and any Treasury Regulations or other guidance issued thereunder (“Separation from Service”), Executive (or Executive’s trust or estate, as applicable) executes and delivers, and any revocation period required by law has run and Executive (or Executive’s trust or estate, as applicable) has not revoked, a general release of claims against the Company, its Board, its affiliates, and their employees and agents in the form attached hereto as Exhibit A, or, in the event of a change in the law that would limit the effect of the general release of claims attached as Exhibit A, a general release of claims that would have the same scope and effect as the general release of claims attached hereto as Exhibit A had as of the Date of this Agreement which shall be provided to Executive not later than one (1) week following Executive’s Separation from Service (the “General Release”), and Executive is not in material breach of any of the material provisions of this Agreement.

(i)      Severance Amount. The Company shall pay Executive his monthly Base Compensation in effect immediately preceding the Effective Date of Termination for a period of six (6) months (the “Severance Payments”). The Severance Payments shall be made in five (5) installments beginning on the last day of the second full month following Executive’s Separation from Service, with the first payment equal to two (2) times his monthly Base Compensation, and the remaining four installments each equal to one (1) times his monthly Base Compensation and made on the last day of the third through sixth months following Executive’s Separation from Service.

(ii)      Benefits. Provided that Executive timely elects and remains eligible for COBRA healthcare continuation benefits, the Company shall pay for the applicable monthly COBRA premium for Executive and Executive’s covered dependents (the “COBRA Amount”) for a period of six (6) months immediately following the Effective Date of Termination (the “COBRA Benefits”).

5.10     CHANGE IN CONTROL ACCELERATED VESTING.

Notwithstanding anything to the contrary in any plan document or award agreement, all unvested portions of the Stock Option shall immediately vest and become exercisable (if applicable) upon the occurrence of a Change in Control during the Employment Period.

For purposes of this Agreement, “Change in Control” shall mean each occurrence of any of the following:

(a)      the acquisition, directly or indirectly, by any “person” or “group” (as those terms are defined in Sections 3(a)(9), 13(d), and 14(d) of the Securities Exchange Act of 1934, as amended, and the rules thereunder (the “Exchange Act”)) of “beneficial ownership” (as determined pursuant to Rule 13d-3 under the Exchange Act) of securities entitled to vote generally in the election of directors (“voting securities”) of the Company that represent 50% or more of the combined voting power of the Company’s then outstanding voting securities, other than

(i)        an acquisition by a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company, or

(ii)       an acquisition of voting securities by the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the stock of the Company, or

(iii)      an acquisition of voting securities pursuant to a transaction described in clause (c) below that would not be a Change in Control under clause (c);

Notwithstanding the foregoing, an acquisition of the Company’s securities by the Company which, either alone or in combination only with the other event, causes the Company’s voting securities beneficially owned by a person or group to represent 50% or more of the combined voting power of the Company’s then outstanding voting securities shall not constitute an “acquisition” by any person or group for purposes of this clause (a); provided, however, that if a person or group shall become the beneficial owner of 50% or more of the combined voting power of the Company’s then outstanding voting securities by reason of share acquisitions by the Company as described above and shall, after such share acquisitions by the Company, become the beneficial owner of any additional voting securities of the Company, then such acquisition shall constitute a Change in Control;

(b)      individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;

(c)      the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets or (z) the acquisition of assets or stock of another entity, in each case, other than a transaction

(i)        which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least 50% of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii)       after which more than 50% of the members of the board of directors of the Successor Entity were members of the Incumbent Board at the time of the Board’s approval of the agreement providing for the transaction or other action of the Board approving the transaction, and

(iii)      after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (C) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

(d)      stockholder approval of a liquidation or dissolution of the Company.

For purposes of clause (a) above, the calculation of voting power shall be made as if the date of the acquisition were a record date for a vote of the Company’s stockholders, and for purposes of clause (c) above, the calculation of voting power shall be made as if the date of the consummation of the transaction were a record date for a vote of the Company’s stockholders.

5.11      Certain Additional Payments. If any payment or benefit received or to be received by Executive in connection with a change in control or termination of Executive’s employment (whether payable pursuant to the terms of this Agreement, a stock option plan or any other plan or arrangement with the Company) (the “Total Payments”) will be subject to the excise tax imposed by Section 4999 of the Code, as amended, the Company will pay to Executive, within thirty (30) days of any payments giving rise to excise tax, an additional amount (the “gross-up payment”) such that the net amount retained by Executive, after deduction of any excise tax on the Total Payments and any federal, state and local income and employment tax and excise tax on the gross-up payment provided for by this Section 5.11, will equal the Total Payments. For purposes of determining the amount of the gross-up payment, Executive will be deemed to pay federal, state and local income taxes at Executive’s actual marginal rate of federal, state and local income taxation in the calendar year that the payment or benefit to which the excise tax relates is to be made or provided, net of the maximum reduction in federal income taxes that could be obtained at that time by Executive by deducting such state and local taxes.

For purposes of determining whether any of the Total Payments would not be deductible by the Company and would be subject to the excise tax, and the amount of such excise tax, (1) Total Payments will be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all parachute payments in excess of the base amount within the meaning of Section 280G(b)(3) will be treated as subject to the excise tax unless, in the opinion of tax counsel selected by the Company’s independent auditors prior to the change in control and acceptable to Executive, such Total Payments (in whole or in part) are not parachute payments, or such parachute payments in excess of the base amount (in whole or in part) are otherwise not subject to the excise tax, and (2) the value of any non-cash benefits or any deferred payment will be determined by the Company’s independent auditors in accordance with Sections 280G(d)(3) and (4) of the Code. If the excise tax is subsequently determined to be less than the amount originally taken into account hereunder, Executive will repay to the Company, when such reduction in excise tax is finally determined, the portion of the gross-up payment attributable to such reduction. If the excise tax is determined to exceed the amount originally taken into account hereunder (including by reason of any payment, the existence or amount of which cannot be determined at the time of the gross-up payment), the Company will make an additional gross-up payment in respect of such excess (plus any interest payable with respect to such excess) when such excess if finally determined. The gross-up payment and any payment of any income or other taxes to be paid by the Company under this Section 5.11 shall be made not later than the end of Executive’s taxable year next following Executive’s taxable year in which Executive remits the related taxes.

5.12      Delayed Distribution under Section 409A of the Code. If Executive is a “specified employee,” as defined in Code Section 409A(a)(2)(B)(i), on the date of Executive’s Separation from Service, the payments or benefits under this Agreement subject to Code Section 409A shall be delayed to the extent necessary to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, and such payments or benefits shall be paid or distributed to Executive (or Executive’s estate) during the thirty (30) day period commencing on the earlier of (a) the expiration of the six (6) month period measured from the date of Executive’s Separation from Service, or (b) the date of Executive’s death. Upon the expiration of the applicable six (6) month period under Section 409A(a)(2)(B)(i) of the Code, all payments deferred pursuant to this Section 5.11 shall be paid in a lump sum payment to Executive. Any remaining payments due under the Agreement shall be paid as otherwise provided herein.

5.13      No Duty to Mitigate. Executive shall be entitled to the full severance benefits provided under this Section 5, without regard to Executive’s efforts or lack of efforts to obtain alternative employment, and the severance benefits provided to Executive shall not be reduced by any amounts received by Executive from any other source.

6.	ARBITRATION AGREEMENT

6.1      Claims Subject to Arbitration. Any controversy, dispute or claim between Executive and the Company, or its parents, subsidiaries, affiliates and any of their officers, directors, agents or other employees, shall be resolved by binding arbitration, at the request of either party.

The arbitrability of any controversy, dispute or claim under this Agreement shall be determined by application of the substantive provisions of the Federal Arbitration Act (9 U.S.C. sections 1 and 2) and by application of the procedural provisions of California law, except as provided herein. Arbitration shall be the exclusive method for resolving any dispute and all remedies available from a court of competent jurisdiction shall be available; provided, however, that either party may request provisional relief from a court of competent jurisdiction, if such relief is not available in a timely fashion through arbitration.

The claims which are to be arbitrated include, but are not limited to any claim arising out of or relating to this Agreement or the employment relationship between Executive and the Company, claims for wages and other compensation, claims for breach of contract (express or implied), claims for violation of public policy, wrongful termination, tort claims, claims for unlawful discrimination and/or harassment (including, but not limited to, race, religious creed, color, national origin, ancestry, physical disability, mental disability, gender identity or expression, medical condition, marital status, age, pregnancy, sex or sexual orientation) to the extent allowed by law, and claims for violation of any federal, state, or other government law, statute, regulation, or ordinance, except for claims for workers’ compensation and unemployment insurance benefits. This Agreement shall not be interpreted to provide for arbitration of any dispute that does not constitute a claim recognized under applicable law.

6.2      Selection of Arbitrator. Executive and the Company will select a single neutral arbitrator by mutual agreement. If Executive and the Company are unable to agree on a neutral arbitrator within thirty (30) days of a demand for arbitration, either party may elect to obtain a list of arbitrators from the Judicial Arbitration and Mediation Service (“JAMS”), and the arbitrator shall be selected by alternate striking of names from the list until a single arbitrator remains. The party initiating the arbitration shall be the first to strike a name.

6.3      Demand for Arbitration. The demand for arbitration must be in writing and must be made by the aggrieved party within the statute of limitations period provided under applicable State and/or Federal law for the particular claim(s). Failure to make a written demand within the applicable statutory period constitutes a waiver of the right to assert that claim in any forum.

6.4      Location of Arbitration. Arbitration proceedings will be held in Alameda County, California.

6.5      Choice of Law. The arbitrator shall apply California and/or Federal substantive law to determine issues of liability and damages regarding all claims to be arbitrated, and shall apply the Federal Rules of Evidence to the proceeding.

6.6      Discovery. The parties shall be entitled to conduct reasonable discovery and the arbitrator shall have the authority to determine what constitutes reasonable discovery. The arbitrator shall hear motions for summary judgment/adjudication as provided in the Federal Rules of Civil Procedure.

6.7      Written Opinion and Award. Within thirty (30) days following the hearing and the submission of the matter to the arbitrator, the arbitrator shall issue a written opinion and award which shall be signed and dated. The arbitrator’s award shall decide all issues submitted by the parties, and the arbitrator may not decide any issue not submitted. The opinion and award shall include factual findings and the reasons upon which the decision is based. The arbitrator shall be permitted to award only those remedies in law or equity which are requested by the parties and allowed by law.

6.8      Costs of Arbitration. The cost of the arbitrator and other incidental costs of arbitration that would not be incurred in a court proceeding shall be borne by the Company. The parties shall each bear their own costs and attorneys’ fees in any arbitration proceeding, provided, however, that the arbitrator shall have the authority to require either party to pay the costs and attorneys’ fees of the other party to the extent permitted under applicable federal or state law as a part of any remedy that may be ordered.

6.9      Waiver of Right to Jury. Both the Company and Executive understands that by using arbitration to resolve disputes they are giving up any right that they may have to a judge or jury trial with regard to all issues concerning employment or otherwise covered by this Section 6.

7.	GENERAL PROVISIONS

7.1      Withholding. The Company shall deduct and withhold from any payments to Executive, including but not limited to payments of Executive’s Base Compensation and Bonus Compensation, any and all applicable Federal, State and local income and employment withholding taxes and any other amounts required to be deducted or withheld by the Company under applicable statutes, regulations, ordinances or orders. The Company shall also deduct such amounts as may be authorized by Executive from time to time.

7.2      Assignment and Successors. The Company may assign its rights and obligations under this Agreement to any entity which is a successor to all or substantially all the assets of the Company, by merger or otherwise, and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its affiliates. The Executive may not assign his rights or obligations under this Agreement to any individual or entity. This Agreement shall be binding upon and inure to the benefit of the Company, the Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.

7.3      Notices. All notices, requests, demands and other communications that are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if: (i) personally delivered, when transmitted if transmitted by telecopy, electronic or digital transmission method with electronic confirmation of receipt; (ii) the day after it is sent, if sent for next-day delivery to a domestic address by recognized overnight delivery service (e.g., FedEx); and (iii) upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

If to the Company:
Peplin, Inc. 6475 Christie Avenue Suite 300 Emeryville, CA 94608 Attention: Chairman of the Compensation Committee of the Board of Directors Facsimile: 510-653-9704

with a copy to:	Latham & Watkins LLP 650 Town Center Drive Suite 2000 Costa Mesa, CA 92626 Attention: B. Shayne Kennedy Facsimile: 714-755-8290

If to Executive:	Eugene Bauer, MD 59 Montecito Road San Rafael, CA 94901 Facsimile: (415) 457-6432

Any party may change its address for the purpose of this Section 7.3 by giving the other party written notice of its new address in the manner set forth above.

7.4      Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes all prior representations, warranties, agreements and understandings, both written and oral, made by the Company or any of its affiliates, representatives or agents with respect to the terms and conditions of Executive’s employment; provided, however, that this Agreement shall: (a) supplement, not supersede, any prior agreements concerning the Confidential Information or other intellectual property of the Company, and any conflicts or inconsistencies between such agreements shall be resolved so that the provision providing greater rights to the Company shall prevail; and (b) not supersede, limit or amend Executive’s rights under any equity-based compensation arrangement, including without limitation any options or restricted stock granted to Executive, except as expressly set forth in this Agreement.

7.5      Amendments; Waivers. This Agreement may be amended or modified, and any of the terms and covenants may be waived, only by a written instrument executed by the parties hereto, or, in the case of a waiver, by the party waiving compliance. Any waiver by any party in any one or more instances of any term or covenant contained in this Agreement shall neither be deemed to be nor construed as a further or continuing waiver of any such term or covenant of this Agreement.

7.6      Provisions Severable. In case any one or more provisions of this Agreement shall be invalid, illegal or unenforceable, in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not, in any way, be affected or impaired thereby. If any provision hereof is determined by any court of competent jurisdiction to be invalid or unenforceable by reason of such provision extending the covenants and agreements contained herein for too great a period of time or over too great a geographical area, or being too extensive in any other respect, such provision shall be interpreted to extend only over the maximum period of time and geographical area, and to the maximum extent in all other respects, as to which it is valid and enforceable, all as determined by such court in such action.

7.7      Attorneys’ Fees. If any legal action, arbitration or other proceeding, is brought for the enforcement of this Agreement, or because of an alleged dispute, breach or default in connection with any of the provisions of this Agreement, each of the parties hereto shall be responsible for payment of their own attorneys’ fees and other costs incurred by them in that action or proceeding, without regard to whomever is the prevailing party in such action or proceeding with respect to such claims, except as otherwise provided in Section 6.

7.8      Governing Law. This Agreement shall be construed, performed and enforced in accordance with, and governed by the laws of the State of California without giving effect to the principles of conflict of laws thereof.

7.9      Cooperation. During Executive’s employment with the Company and thereafter, Executive agrees to cooperate with the Company and its agents, accountants and attorneys concerning any matter with which Executive was involved during Executive’s employment. Such cooperation shall include, but not be limited to, providing information, meeting with and reviewing documents provided by the Company and its agents, accountants and attorneys during normal business hours or other mutually agreeable hours upon reasonable notice and making himself available for depositions and hearings, if requested and upon reasonable notice. If Executive’s cooperation is required after the termination of Executive’s employment, the Company shall reimburse Executive for any reasonable out of pocket expenses incurred and any wages lost by Executive in the course of performing his obligations hereunder.

7.10      Headings. The headings contained in this Agreement are provided solely for the Parties’ convenience and shall not be deemed to alter the meaning of the text of the Agreement.

7.11      Construction. This Agreement shall be deemed drafted equally by both the parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) “or” is used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (d) “includes” and “including” are each “without limitation”; (e) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (f) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

7.12      Survival. The expiration or termination of the Employment Period shall not impair: (i) the rights or obligations of any party hereto under Sections 4, 6 and 7, or (ii) the Company’s obligation to make and Executive’s right to receive any payment pursuant to Section 5.8 through 5.12 if such right accrued prior to or as a result of the expiration or termination.

7.13      Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

COMPANY

By:	/s/ James Scopa

Member of the Board of Directors and the Compensation Committee of the Board of Directors

EXECUTIVE

By:	/s/ Eugene Bauer, M.D.
Eugene Bauer, MD

Exhibit A

GENERAL RELEASE AGREEMENT

This General Release of Claims (this “Release”) is made by Eugene Bauer, MD (“Executive”) in favor of Peplin, Inc. (the “Company”) and the “Company Releasees” (as defined below), as of the date of Executive’s execution of this Release.

1.	RELEASE BY EXECUTIVE

1.1      General Release. In exchange for the Severance Benefits as defined in the Employment Agreement entered into by and between the Company and Executive, dated as of [DATE] to which this Release is an exhibit (the “Employment Agreement”), Executive does hereby release and forever discharge the “Company Releasees” herein, consisting of the Company, its parent, subsidiary and affiliate corporations, and each of their respective past and present parents, subsidiaries, affiliates, associates, owners, members, stockholders, predecessors, successors, assigns, employees, agents, directors, officers, partners, representatives, lawyers, and all persons acting by, through, under, or in concert with them, or any of them, of and from any and all manner of claims or causes of action, in law or in equity, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), that Executive now has or may hereafter have against the Company Releasees by reason of any and all acts, omissions, events or facts occurring or existing prior to Executive’s execution of this Release. The Claims released hereunder include, without limitation, any alleged breach of any express or implied agreement (including without limitation the Employment Agreement); any alleged torts or other alleged legal restrictions relating to the Executive’s service to the Company and the termination thereof; and any alleged violation of any federal, state or local statute or ordinance including, without limitation, Claims arising under: the Age Discrimination in Employment Act as amended, 29 U.S.C. § 621 et seq.; Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; Equal Pay Act, as amended, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act , 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C. § 2101 et seq. the Fair Labor Standards Act, 29 U.S.C. § 215 et seq., the Sarbanes-Oxley Act of 2002; the California Fair Employment and Housing Act, as amended, Cal. Lab. Code § 12940 et seq.; the California Equal Pay Law, as amended, Cal. Lab. Code §§ 1197.5(a),1199.5; the Moore-Brown-Roberti Family Rights Act of 1991, as amended, Cal. Gov’t Code §§12945.2, 19702.3; California Labor Code §§ 1101, 1102, 69 Ops. Cal. Atty. Gen. 80 (1986); California Labor Code §§ 1102.5(a),(b); the California WARN Act, Cal. Lab. Code § 1400 et seq.; the California False Claims Act, Cal. Gov’t Code § 12650 et seq.; the California Corporate Criminal Liability Act, Cal. Penal Code § 387; or under the California Labor Code); and any federal, state or local laws of similar effect. This release shall not apply to the Company’s obligations to provide severance benefits under the Employment Agreement, to Executive’s rights to indemnification under the Articles or Bylaws of the Company or applicable law, to claims for workers’ compensation benefits, or Executive’s vested rights under any stock option, restricted stock, retirement or welfare benefit plan, or any other rights that may not be waived by private agreement.

1.2      Rights Under the Older Worker’s Benefit Protection Act

Executive agrees and expressly acknowledges that this Release includes a waiver and release of all claims which Executive has or may have under the Older Worker’s Benefit Protection Act and the ADEA. The following terms and conditions apply to and are part of the waiver and release of the Older Worker’s Benefit Protection Act claims and ADEA claims under this Release:

 (a)      This paragraph, and this Release are written in a manner calculated to be understood by Executive.

 (b)      The waiver and release of claims under the ADEA contained in this Release does not cover rights or claims that may arise after the date on which Executive signs this Release.

 (c)      The Severance Benefits (as defined in the Employment Agreement) provide for consideration in exchange for this release in addition to anything of value to which Executive is already entitled.

 (d)      Executive has been advised to consult an attorney before signing this Release and the Employment Agreement.

 (e)      Executive has been granted not less than twenty-one (21) days (or forty-five (45) days in the event of an exit incentive or other employment termination program) after Executive is presented with this Release and the Effective Date of Termination (as defined in the Employment Agreement) to decide whether or not to sign this Release. If Executive executes this Release prior to the expiration of such period, Executive does so voluntarily and after having had the opportunity to consult with an attorney, and hereby waives the remainder of the twenty-one (21) day period (or forty-five (45) day period, if applicable).

 (f)      Executive has the right to revoke this Release within seven (7) days of signing this Release. In the event this Release is revoked, Executive understands that this Release will be null and void, and Executive will not be entitled to any the Severance Benefits which are expressly conditioned upon the execution and non-revocation of this Release.

 If Executive wishes to revoke this Release, Executive shall deliver written notice stating Executive’s intent to revoke this Release to the Chairman of the Board of Directors, at the offices of the Company, on or before 5:00 p.m. on the seventh (7th) day after the date on which Executive signs this Release.

1.3      No Assignment. Executive represents and warrants to the Company Releasees that there has been no assignment or other transfer of any interest in any Claim that the Executive may have against the Company Releasees, or any of them. Executive agrees to indemnify and hold harmless the Company Releasees from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any person asserting such

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assignment or transfer of any right or claims under any such assignment or transfer from Executive.

1.4      No Actions. Executive agrees that if Executive hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against the Company Releasees any of the Claims released hereunder, then Executive will pay to the Company Releasees against whom such claim(s) is asserted, in addition to any other damages caused thereby, all attorneys’ fees incurred by such Company Releasees in defending or otherwise responding to said suit or Claim. Provided, however, that Executive shall not be obligated to pay the Company Releasees’ attorneys’ fees to the extent such fees are attributable to claims under the ADEA or a challenge to the validity of the release of claims under the ADEA.

2.	MISCELLANEOUS

2.1      No Admission. Executive understands and agrees that neither the payment of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Company Releasees.

2.2      Severability. The provisions of this Release are severable, and if any part of this Release is found to be unenforceable, the other paragraphs (or portions thereof) shall remain fully valid and enforceable.

2.3      No Encouragement of Actions Against the Company. Executive agrees that except to the extent required by law, Executive will not assist any person in bringing or pursuing legal action against the Company, its agents, successors, representatives, employees and related and/or affiliated companies, based on events occurring prior to Executive’s execution of this Release. Nothing contained in this Release shall be interpreted to discourage or prohibit Executive with cooperating with any federal, state, local or foreign law enforcement authority in an civil or criminal investigation or prosecution by such authority.

2.4      Headings. The headings in this Release are provided solely for convenience, and are not intended to be part of, nor to affect or alter the interpretation or meaning of, this Release.

2.5      Construction of Agreement. Executive has been represented by, or had the opportunity to be represented by, counsel in connection with the negotiation and execution of this Release. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Release.

Executive

Date:

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Exhibit B

LIST OF APPROVED OUTSIDE ACTIVITIES

Company	Company Focus	Position	Estimated Time Commitment
Arbor Vita Corp – Privately held; Sunnyvale, CA	Development of biopharmaceuticals using PDZ technology	Board of Directors	4-6 meetings each year; all local; occasional telephonic meetings
MediSync Bioservices, Inc. – Privately held; New York, NY	Holding company for CRO services	Board of Directors	4 meetings each year; mostly in New York; occasional telephonic meetings; occasional investor presentations
Protalex, Inc, – Nasdaq OTC: PRTX; New Hope, PA	Biologic therapy for autoimmune diseases, including ITP, RA, pemphigus	Board of Directors	4 meetings each year; mostly in New Hope; occasional telephonic meetings; occasional investor presentations
GliaMed, Inc. – Privately held; New York, NY	Stem cell therapy for skin regeneration	Board of Directors	4-6 meetings each year; about one-half telephonic; occasional investor presentations
Medgenics, Inc. – LSE/AIM: MEDG; Misgav, Israel	Biologic (gene) therapy for protein-replacement disorders (e.g., renal anemia)	Board of Directors	8 meetings each year; one-half telephonic; typical meeting schedule – two in US, one in London, one in Israel; occasional investor presentations
WaferGen, Inc. – Nasdaq OTC: WGBS; Fremont, CA	Gene array technologies	Scientific Advisory Board	4 meetings each year; all local

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